Exhibit 99.1

For Immediate Release | Global Communications | MetLife, Inc.

METLIFE ANNOUNCES FULL REDEMPTION OF
3.048% SERIES C SENIOR COMPONENT DEBENTURES, TRANCHE 2

NEW YORK, June 23, 2021 – MetLife, Inc. (NYSE: MET) today announced that it will redeem all of its outstanding 3.048% Series C Senior Component Debentures, Tranche 2 (the "Notes"), pursuant to the terms of the Notes. The full $500 million outstanding principal amount of the Notes will be redeemed on July 23, 2021 (the “Redemption Date”).

The redemption price will be equal to the sum of (1) the present value, as of the Redemption Date, of all remaining scheduled principal and interest payments on the Notes from, but excluding, the Redemption Date through, and including, December 15, 2022 (not including any portion of such payments of interest that have accrued, or for which the regular record date has occurred, as of the Redemption Date), such present value to be calculated using discounting, on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at a discount rate equal to the lesser of (i) the Treasury Rate (as defined in the indenture for the Notes) plus fifty (50) basis points and (ii) fifteen percent (15%); and (2) (without duplication) unpaid interest that has accrued on the Notes to, but excluding, the Redemption Date. On and after the Redemption Date, all interest on the Notes will cease to accrue.

The Notes are held through The Depository Trust Company ("DTC") and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Notes will be made by The Bank of New York Mellon Trust Company, N.A., as paying agent.

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For Media:
Meredith Hyland
212-578-9415
Meredith.Hyland@metlife.com

For Investors:
John Hall
212-578-7888
John.A.Hall@metlife.com

About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Japan,

Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements
The forward-looking statements in this news release, such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it has no obligation to correct or update any of these statements.